                                                                     Exhibit 1.1

                              EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT ("Agreement"), effective as of   , 2001
("Effective Date") is entered by and between CHRISTINE DEISTER ("Employee") and Hawaiian Airlines, Inc. ("Company").

            The Company desires to establish its right to the continued services of the Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions,

            In consideration of the mutual agreements hereinafter set forth, the Employee and the Company have agreed and do hereby agree as follows:

            1. EMPLOYMENT AS EXECUTIVE VICE PRESIDENT - CHIEF FINANCIAL OFFICER-TREASURER. The Company does hereby employ, engage, and hire the Employee as Executive Vice President, Chief Financial Officer and Treasurer and the Employee does hereby accept and agree to such hiring, engagement, and employment. The Employee's duties during the Employment Period (defined below) shall be the executive, managerial and reporting duties as required by a chief operating officer of a corporation and such other duties as the President/Chief Executive Officer and the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company. The Employee shall devote her full time, energy, and skill to the performance of her duties for the Company and for the benefit of the Company, reasonable vacations authorized by the President/Chief Executive Officer and reasonable absences because of illness excepted. Furthermore, the Employee shall exercise due diligence and care in the performance of her duties to the Company under this Agreement.

            2. TERM OF AGREEMENT. The term of this Agreement ("Term") shall commence on the Effective Date and shall continue for a period of twelve (12) months; provided, however, that on the first day of each calendar month commencing one month following the Effective Date, the Term shall be extended one additional month unless either party shall have given written notice to the other that it does not wish to extend the Term. On the date two (2) years after the Effective Date, if Employee remains employed hereunder, the Term shall be revised to a period of twenty-four (24) months and the Term shall continue to be extended one additional month on the first day of each successive calendar month unless either party shall have given written notice to the other that it does not wish to extend the Term. The period of time commencing on the Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of the Employee's employment ("Termination Date") under this or any successor agreement shall be referred to as the "Employment Period."

            3. COMPENSATION.

                  a) BASE SALARY. The Company shall pay the Employee, and the Employee agrees to accept from the Company in full payment for her services to the Company, a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per year ("Base Salary"), payable in equal semi-monthly installments or at such other time or times as the Employee and the Company shall agree. Employee's Base Salary shall be reviewed on a calendar year basis, at least annually by the Company and may be increased as determined by the Company's Board of Directors in its sole and absolute discretion.

Executive Vice President, Chief Financial Officer and Treasurer
Employment Agreement
Page 2


                  b) PERFORMANCE BONUS-BOARD OF DIRECTORS' DISCRETION. Employee shall be eligible to receive an annual performance bonus. Any such bonus awarded to the Employee shall be payable in the amount, in the manner, and at the time determined by the Company's Board of Directors in its sole and absolute discretion, such discretion to include a review of the Company's actual performance and comparison to the Company's business plan(s).

                  c) SIGNING BONUS. On the first day of the Employment Period, Employee shall receive an initial bonus of Seventy-five Thousand Dollars ($75,000.00).

            4. FRINGE BENEFITS. Employee shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees, and Employee shall be entitled to receive such other fringe benefits as may be granted to her from time to time by the Company's Board of Directors.

                  a) BENEFIT PLANS. Employee shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life and disability insurance, medical coverage, executive medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.

                  b) AUTOMOBILE. The Company shall provide Employee with a automobile allowance of $800.00 per month, commencing when Employee's automobile is delivered in Hawaii or when Employee obtains an automobile in Hawaii.

                  c) CLUB DUES. The Company shall pay all dues and similar charges (other than initiation fees) for one business meal club and for one health or fitness club.

                  d) HOUSING ALLOWANCE. Employee will receive a monthly Housing Allowance of not less than $1000.00 and not more than $2500.00, the exact amount to be ascertained once Employee secures permanent housing in Hawaii. The intent of the Housing Allowance is to bridge the gap between the cost of housing at Employee's previous location and the cost of housing in Hawaii..

                  e) TRAVEL BENEFITS. Employee and Employee's spouse shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F/PS2Y category. Employee's eligible dependents shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F/PS2Y category when traveling with Employee and/or Employee's spouse; when not traveling with Employee and/or Employee's spouse, eligible dependents shall be entitled to travel benefits on Company transpacific flights (but not charter flights) at the PS8Y/SA1F category and interisland flights at the SA0Y/SA1F category. Employee and Employee's spouse and eligible dependents shall be entitled to travel benefits on other airlines at the sole discretion of such airlines, at a comparable level to that provided to other Company executive officers.

                  f) 1996 STOCK INCENTIVE PLAN. Subject to approval by the Compensations Committee of the Board of Directors, Employee shall receive a grant of options to purchase 200,000 shares of the Company's stock pursuant to the Company's 1996 Incentive Stock Plan, as Amended. The vesting period and other terms will be determined by the Compensation Committee and the exercise price shall be equal to the fair market value of the stock on the grant date.

Executive Vice President, Chief Financial Officer and Treasurer
Employment Agreement
Page 3


                  g) EXECUTIVE LONG-TERM DISABILITY INSURANCE PLAN. Subject to the applicable waiting periods, Employee will be included in the Company's Executive Long-Term Disability Insurance Plan, as it may be modified from time to time, at the Company's expense.

                  h) BUSINESS EXPENSES. The Company shall reimburse the Employee for any and all necessary, customary, and usual expenses, properly receipted in accordance with Company policies, incurred by Employee on behalf of the Company.

                  i) DEPENDENT EDUCATION ALLOWANCE. Until Employee's dependent daughter completes secondary education, Employee will receive an education allowance equal to the tuition cost for secondary private education, grossed up for estimated taxes.

            5. RELOCATION.

                  a) The Company will reimburse the Employee for the following items: i) the reasonable out-of-pocket costs of moving her household goods and belongings from her present home to Hawaii, including packing, unpacking, shipping and insurance; ii) the shipment of one automobile; and iii) closing costs at actual and reasonable amounts for the sale of Employee's current home, and/or the purchase of a home in Honolulu, Hawaii (collectively referred to as the "Relocation Expenses"). The Relocation Expenses will be reimbursed up to a maximum of $50,000.00, inclusive of tax.

                  b) The Company will provide to Employee, on the first day of the Employment Period, a lump sum payment of $30,000, inclusive of taxes, for use in Employee's discretion to cover temporary accommodations and rental car.

            6. CONFIDENTIAL INFORMATION. Employee recognizes that by reason of her employment by and service to the Company she will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company which will be imparted to her from time to time in the course of the performance of her duties hereunder. Employee acknowledges that such information is a valuable and unique asset of the Company and agrees that she shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any confidential information of the Company to any person, except that Employee may use and disclose to authorized personnel of the Company such confidential information as is reasonably appropriate in the course of the performance of her duties hereunder. Confidential information of the Company shall include all information and knowledge of any nature and in any form relating to the Company including but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company; advertising, promotions, financial matters, sales and profit figures, customers or customer lists. Confidential information shall not include any information that is or shall become publicly known through no fault of the Employee and any information received in good faith from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company.

Executive Vice President, Chief Financial Officer and Treasurer
Employment Agreement
Page 4


            7. TERMINATION OF EMPLOYEE'S EMPLOYMENT.

                  a) DEATH. If the Employee dies while employed by the Company, her employment shall immediately terminate. The Company's obligation to pay the Employee's Base Salary shall cease as of the date of Employee's death. Thereafter, Employee's beneficiaries or her estate shall receive benefits in accordance with the Company's retirement, insurance, and other applicable programs and plans then in effect.

                  b) DISABILITY. If, as a result of Employee's mental or physical incapacity, Employee shall be unable to perform the services for the Company contemplated by this Agreement in the manner in which she previously performed them during an aggregate of one hundred twenty (120) business days in any consecutive seven (7) month period ("Disability"), Employee's employment may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of her duties with the Company due to Disability, the Company shall continue to pay Employee her Base Salary at the rate in effect at the commencement of such period of Disability. Any such payments made to the Employee shall be reduced by amounts received from disability insurance obtained or provided by the Company, and by the amounts of any benefits payable to Employee, with respect to such period, under the Company's Executive Long-Term Disability Plan. Subsequent to the termination provided for in this Section 7(b), Employee's benefits shall be determined under the Company's retirement, insurance, and other compensation programs then in effect in accordance with the terms of such programs.

                  c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Employee's employment under this Agreement for "Cause" at any time prior to expiration of the Term, only upon the occurrence of any one or more of the following events:

                        (i) The material breach of this Agreement by Employee, including without limitation, repeated willful neglect of Employee's duties, Employee's material lack of diligence and attention in performing services as provided in this Agreement, or Employee's repeated willful failure (other than any such failure resulting from the termination of the Employee's employment for death, disability, retirement or good reason, as provided elsewhere in this Agreement) to implement or adhere to policies established by, or directives of, the Company's Board of Directors.

                        (ii) Conduct of a criminal nature that may have an adverse impact on the Company's reputation and standing in the community; or

                        (iii) Fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.

                  In the event of termination for cause or resignation by the Employee without good reason, the Company's obligation to pay Employee's Base Salary for any periods after the Termination Date shall cease as of the Termination Date. If Employee's employment is terminated for cause, Employee's employment may be terminated immediately without any advance written notice.

Executive Vice President, Chief Financial Officer and Treasurer
Employment Agreement
Page 5


                  d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company shall have the right to terminate this Agreement prior to the expiration of the Term, at any time, without cause. In the event the Company shall so elect to terminate this Agreement, the Employee shall receive compensation pursuant to the provisions of Section 8 hereof.

                  e) TERMINATION BY THE EMPLOYEE FOR GOOD REASON. The Employee shall have the right to terminate this Agreement for good reason. For purposes of this Agreement, "good reason" shall mean the occurrence, without the Employee's prior written consent, of any one or more of the following events:

                        (i) The assignment to the Employee of any duties that are materially inconsistent with, or reflect a material continuing reduction of the powers and responsibilities, or a change of the Employee's reporting responsibilities, or a material improper intervention by the Company's Board of Directors in the Employee's ability to materially perform the duties and responsibilities set forth herein;

                        (ii) The Company's material breach of any of the provisions of this Agreement, or a material change in the conditions of Employee's employment (e.g. including, without limitation, a failure by the Company to provide the Employee with incentive compensation and benefit plans that provide comparable benefits and amounts as such type programs in effect as of the Effective Date or as provided to other Company executive officers, etc); and

                        (iii) The relocation of the Company's principal executive offices to a location outside of the Honolulu area or the Company's requiring the Employee to be based anywhere other than the Company's principal executive offices, except for travel on Company business to an extent substantially consistent with the Employee's position and responsibilities.

                  The Employee agrees to provide the Company thirty (30) days' prior written notice of any termination for good reason, during which 30-day period the Company shall have the right to cure the circumstances giving rise to the good reason stated in such notice. In the event of termination for good reason, the Employee shall receive compensation pursuant to the provisions of
Section 8 hereof.

                  f) RETIREMENT. The Employee may terminate this Agreement on account of retirement. For purposes of this Agreement, retirement shall have the same meaning as provided for in the Company's defined benefit plan covering Employee. Employee shall provide six (6) months notice to the Company of Employee's intent to terminate this Agreement on account of retirement. The Employee shall not be entitled to any further payments of compensation or other benefits provided under Section 3 of this Agreement after the Termination Date, except for any amounts earned and any accrued but unpaid retirement benefit payments due the Employee from any Company sponsored plan.

            8. COMPENSATION UPON TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY THE EMPLOYEE FOR GOOD REASON. If the Employee's employment shall be terminated (i) by act of the Company other than for cause, or (ii) by the Employee for good reason, the Employee shall be entitled to the following benefits:

Executive Vice President, Chief Financial Officer and Treasurer
Employment Agreement
Page 6


                  a) PAYMENT OF UNPAID BASE SALARY. The Company shall immediately pay the Employee any portion of the Employee's Base salary accrued, but not paid, prior to the Termination Date.

                  b) CONTINUED PAYMENT OF BASE SALARY. The Employee shall continue to be paid the Base Salary that would have been payable to the Employee pursuant to this Agreement had the Employee continued to be employed for the Term of this Agreement on the Termination Date (such Base Salary for such period being equal to the Employee's Base Salary in effect as of the Termination Date); and (ii) an amount equal to the greater of (A) the total of any performance bonus or bonuses paid to the Employee pursuant to Section 3(b) in the fiscal year of the Company ended immediately prior to the fiscal year in which the Termination Date occurs, and (B) the average of the annual performance bonuses (excluding the signing bonus and any special bonus not based on performance) paid to him by the Company with respect to the two (or, if less, the number of years the Employee has been employed with the Company) fiscal years ended immediately prior to the fiscal year in which the Termination Date occurs.

                  c) CONTINUATION OF FRINGE BENEFITS. The Company shall continue to provide the Employee with the Travel Benefits set forth in Section 4(d) throughout the Term of this Agreement on the date of Termination, as if the Employee's employment under the Agreement had not been terminated.

                  d) STOCK OPTIONS. Notwithstanding any provision in any applicable Company benefit plans or agreements (including, but not limited to, those relating to stock options, stock appreciation rights, restricted stock awards, stock purchases, pensions, thrift, profit sharing, or other retirement or employee benefits) to the contrary, all rights to such benefits previously granted to Employee shall become immediately fully vested and exercisable as of the Termination Date and shall remain exercisable for a period thereafter of one
(1) year. The provisions of this Section 8(d) shall supersede, insofar as concerns Employee, any such plans or agreements of the Company referred to above as of the Effective Date.

                  e) CHANGE OF CONTROL PRIOR TO JUNE 30, 2003. If a change of control, as defined in Section 10, occurs prior to June 30, 2003, all stock options granted herein to Employee shall immediately vest. If, pursuant to a change of control which occurs prior to the date on which the Term hereunder is extended to twenty-four (24) months, Employee is terminated or terminates employment, the Term shall under such circumstances be extended to a period of eighteen (18) months and Employee shall be entitled to a relocation allowance of up to $50,000 should Employee choose to relocate from Hawaii.

                  f) NO MlTIGATION REQUIRED; NO OTHER ENTITLEMENT TO BENEFITS UNDER AGREEMENT. The Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 8, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by the Employee as the result of employment with another employer after the Termination Date, or otherwise. Except as set forth in this Section 8, following a termination governed by this Section 8, the Employee shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of

Executive Vice President, Chief Financial Officer and Treasurer
Employment Agreement
Page 7


Directors of the Company in writing in conjunction with the termination of Employee's employment under this Section 8.

            9. NONCOMPETITION PROVISIONS.

                  a) RIGHT TO COMPANY MATERIALS. Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents ("Company Materials") used, prepared, or made available to Employee, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

                  b) ANTISOLICITATION. Employee promises and agrees that during the Term of this Agreement she will not influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

                  c) SOLICITING EMPLOYEES. During the Term of this Agreement and for the eighteen (18) month period commencing on the Termination Date, Employee promises and agrees that she will not directly or indirectly solicit any of the Company's employees to work for any business, individual, partnership, firm, corporation, or other entity then in competition in Hawaii with the business of the Company or any subsidiary or affiliate of the Company.

            10. MERGER OR OTHER CHANGE IN CONTROL. Employee shall have the right to terminate this Agreement for good reason if at any time within ninety (90) days after completion of (i) a merger of the Company with any other corporation as a result of which the shareholders of the Company immediately prior to such merger fail to win at least a majority of the voting securities of the surviving corporation in such merger immediately after the merger, and members of the Board of Directors of the Company, elected by the shareholders of the Company or by a majority of the directors of the Company who were elected by the stockholders of the Company, fail to constitute a majority of the Board of Directors of the surviving corporation following completion of the merger, or
(ii) a sale of all or substantially all of the assets of the Company to another corporation, individual or entity, if (x) a majority of the directors of the ultimate parent of the purchase immediately following the purchase and sale were not members of the Board of Directors of the Company immediately prior to such sale, and (y) shareholders of the Company immediately prior to such sale do not hold a majority of the voting securities of the ultimate parent of the purchasing corporation following completion of such sale; or (iii) a purchase by another person, firm or corporation of a majority of the voting securities of the Company, and following completion of such sale, members of the Board of Directors of the Company elected by the shareholders of the Company (other than such purchaser) fail to constitute a majority of the Board of Directors of the Company.

            11. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile, first class mail, certified or registered with return receipt requested, or express mail and shall be deemed to have been duly given three (3) days after mailing or twenty-four
(24) hours after transmission of a facsimile to the respective persons named below:

Executive Vice President, Chief Financial Officer and Treasurer
Employment Agreement
Page 8


                  If to Company:   Hawaiian Airlines, Inc.
                                   Attn:  President and Chief Executive Officer
                                   3375 Koapaka Street, Suite G-350
                                   Honolulu, Hawaii  96819
                                   with a copy to General Counsel

                  If to Employee:  Christine R. Deister
                                   ____________________________________________
                                   ____________________________________________

            Either party may change such party's address for notices by notice duly given pursuant hereto.

            12. ATTORNEYS FEES. In the event judicial or quasi-judicial determination is necessary of any dispute arising as to the parties' rights and obligations hereunder, the Company and Employee shall each bear their respective attorneys' fees and costs associated with such dispute.

            13. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Employee by the Company from and after the Effective Date.

            14. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the express provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder

            15. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Hawaii.

            16. ENTIRE AGREEMENT; HEADINGS. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

            17. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

Page 9
Executive Vice President, Chief Financial Officer and Treasurer
Employment Agreement


            18. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of is Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

            19. INDEMNIFICATION. The Company shall indemnify and hold Employee harmless to the maximum extent permitted by Section 415-5 of the Hawaii Business Corporation Act and the Restated Articles of Incorporation of the Company, as amended.

            20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and the Employee has hereunto signed this Agreement, as of the date first above written.


                                   By:
                                      ----------------------------------------
                                         Paul J. Casey
                                         President and Chief Executive Officer


                                   By:
                                      ----------------------------------------
                                         Lyn F. Anzai
                                         Vice President, General Counsel
                                         and Corporate Secretary

                                                                   "Company"


                                   By:
                                      ----------------------------------------
                                         Christine Deister

                                                                   "Employee"